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                                                                       Exhibit 5
OPINION OF PEPPER HAMILTON LLP

                       [Pepper Hamilton LLP Letterhead]

US WATS, Inc.
2 Greenwood Square
3331 Street Road, Suite 275
Bensalem, Pennsylvania 19020

                               February 7, 2000

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

            Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") of US WATS, Inc., a New York corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering for sale of 250,000 shares of common stock, $0.001 par value per share (the "Shares"), issuable upon exercise of options (the "Options") held by the selling securityholders named in the Registration Statement pursuant to those certain stock option agreements between Craig Shapiro and the Company and Whale Securities Co., LP and the Company, each dated July 19, 1995 (the "Option Agreements").

            In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto; the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended to date, and the By-Laws of the Company, as amended to date; the certificate executed by the President and Chief Executive Officer and the Chief Financial Officer of the Company dated as of the date hereof; the Option Agreements; and such other documents and corporate records relating to the Company as we have deemed appropriate for the purpose of rendering the opinion expressed herein. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed that the Shares to be issued to the selling securityholders upon exercise of the Options plus other issued and outstanding shares of the Company's common stock, $0.001 par value per share, do not exceed the number of shares of the Company's common stock, $0.001 par value per share, that is authorized under the Company's Certificate of Incorporation. The opinion expressed herein is based exclusively on the applicable provisions of the New York Business Corporation Law and federal securities laws as in effect on the date hereof.

            On the basis of the foregoing, we are of the opinion that the Shares, upon exercise of the Options and payment of the exercise price provided for in the Option Agreements, will be legally issued, fully paid and non-assessable.

            We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

            We hereby consent to the reference to our firm under the section "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                             /s/ PEPPER HAMILTON LLP
                                             Pepper Hamilton LLP